Exhibit 99.1

Acceleron Pharma Reports Fourth Quarter and Year Ended 2015 Financial and Operational Results and Recent Highlights
- Initiated Phase 3 trials with luspatercept in MDS and beta-thalassemia with partner Celgene -
- Received Fast Track Designation for luspatercept in MDS and beta-thalassemia, and for dalantercept in RCC -
- Presented initial Phase 1 results for ACE-083, a locally acting therapeutic candidate for muscle diseases -
- Introduced ACE-2494, Acceleron's first IntelliTrap™ molecule, a therapeutic candidate for systemic muscle diseases -
- Raised $150 million in gross proceeds to advance wholly owned programs, including locally acting and systemic agents for muscle diseases -

CAMBRIDGE, Mass. - February 25, 2016 - Acceleron Pharma Inc. (NASDAQ:XLRN), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutic candidates that regulate cellular growth and repair, today provided a corporate update and reported financial results for the fourth quarter and year ended December 31, 2015.

“We made significant progress over the past year in advancing our pipeline, as marked by successful clinical results across our programs and the recent launch of Phase 3 programs in MDS and beta-thalassemia with our partner Celgene,” said John Knopf, Ph.D., Chief Executive Officer of Acceleron. “At the start of 2016, we raised $150 million in gross proceeds from an equity financing which will be used to fund our wholly owned programs, including our compounds for muscle diseases. Our locally acting muscle agent, ACE-083, showed unprecedented results in increasing muscle volume, and we plan to present new Phase 1 data later this year and initiate a Phase 2 trial in FSHD, a form of muscular dystrophy.”
Added Dr. Knopf, “In late 2015, we introduced ACE-2494, a systemic muscle therapeutic created from our new IntelliTrap™ discovery platform. IntelliTrap™ is a powerful discovery engine, and we expect it to enable us to introduce a novel therapeutic into the clinic every 12 to 18 months.”

2015 HIGHLIGHTS AND CURRENT UPDATES

DEVELOPMENT PROGRAMS

Hematology

Luspatercept in myelodysplastic syndromes (MDS)
Luspatercept is a protein therapeutic that increases hemoglobin levels and is being developed to help patients reduce or eliminate their need for red blood cell (RBC) transfusions

•
Initiated Phase 3 MEDALIST study in MDS with partner Celgene. MEDALIST is a 210-patient, global, double-blind, randomized, placebo-controlled, multicenter study to determine the efficacy and safety of luspatercept versus placebo in subjects with anemia due to very low, low, or intermediate-risk MDS with ring sideroblasts (≥ 15%) who require red blood cell transfusions.

•
Presented data at ASH 2015 annual meeting from ongoing Phase 2 extension study showing that 50% of MDS patients achieved transfusion independence and 69% of patients achieved sustained increases in hemoglobin levels.

•	Expanded the Phase 2 MDS study with additional cohorts in lower risk MDS patients that are either erythropoietin-stimulating agent (ESA) treatment naïve or ring sideroblast negative.

•	Received FDA Fast Track Designation.

Luspatercept in beta-thalassemia

•
Initiated Phase 3 BELIEVE study in beta-thalassemia with partner Celgene. BELIEVE is a 300-patient, global, double-blind, randomized, placebo-controlled, multicenter study to determine the efficacy and safety of luspatercept versus placebo in adults who require regular red blood cell transfusions due to beta-thalassemia.

•
Presented data at ASH 2015 annual meeting from ongoing Phase 2 studies showing luspatercept reduced transfusion burden, improved health-related quality of life measures, had beneficial effects on liver iron concentration and demonstrated a favorable safety profile.

•	Received FDA Fast Track Designation.

Muscle Diseases

ACE-083
Protein therapeutic designed to increase muscle mass and strength in the muscles in which it is administered

•
First-in-human Phase 1 study results showed an unprecedented 14.5% mean increase in muscle volume in the injected rectus femoris muscle of the quadriceps. The data were presented in the Late Breaking Clinical Trials Session of the 8th International Conference on Cachexia, Sarcopenia, and Muscle Wasting in December 2015.

•
Preclinical data in mice showed that ACE-083 produced significant increases in muscle mass in the injected muscle with no observed effect on either the uninjected contralateral muscle or on whole body mass. Increases in muscle mass were associated with a significant increase in muscle force and power. The data were presented at the 20th International Annual Congress of the World Muscle Society in October 2015.

ACE-2494
Systemic muscle therapeutic designed to increase muscle mass and strength in a range of muscle diseases

•
Introduced ACE-2494, Acceleron's first IntelliTrap™ molecule. Preclinical data in mice presented at the 2015 World Muscle Society Congress showed that after 4 weeks of treatment, ACE-2494 generated substantial dose-dependent mean increases in muscle mass: 41% in rectus femoris, 53% in gastrocnemius, and 87% in pectoralis.

Oncology

Dalantercept in renal cell carcinoma (RCC)
Protein therapeutic that inhibits angiogenesis and is being developed in combination with approved VEGF-based anti-angiogenesis compounds to improve patient outcomes.

•
Enrollment is ongoing in Part 2 of the Phase 2 DART study, a randomized, double-blind study of dalantercept plus axitinib compared to placebo plus axitinib in patients with advanced renal cell carcinoma.

•
Results from Part 1 of the DART study with dalantercept plus axitinib demonstrated a median progression free survival of 8.3 months across all dose levels tested versus the historic control of 4.8 months for axitinib alone. The data were presented at the 2015 American Society of Clinical Oncology (ASCO) Annual Meeting and ASCO 2015 Genitourinary Cancers Symposium.

•	Received FDA Fast Track Designation for dalantercept in combination with axitinib for the treatment of patients with advanced RCC following treatment with one anti-angiogenic agent.

Nephrology

Sotatercept in chronic kidney disease
Protein therapeutic that has effects on fibrosis, vascular calcification, bone mineral density and red blood cell (RBC) levels

•
Presented preliminary data from ongoing Phase 2a clinical studies of sotatercept in End-Stage Kidney Disease patients, including effects on hemoglobin, vascular calcification, bone mineral density and safety and tolerability at the American Society of Nephrology Kidney Week in October 2015.

•	Acceleron and Celgene assessing the opportunity for the development of sotatercept in the pre-dialysis chronic kidney disease (CKD) setting.

RESEARCH AND DEVELOPMENT

•	Introduced the Company’s IntelliTrap™ platform for discovery of selective and novel compounds targeting the transforming growth factor-beta superfamily of proteins.

•	Identified ACE-2494 as the first compound to be developed from the platform and is expected to be Acceleron’s fifth internally discovered therapeutic to enter the clinic.

•	Acceleron plans to have a new internally discovered compound enter the clinic every 12 to 18 months.

CORPORATE UPDATES

•	Raised $150 million in gross proceeds in an underwritten public offering of common stock in January 2016.

•
Hosted first Research & Development Day in October 2015. Company executives and a panel of outside experts briefed the investment community on Acceleron’s clinical programs in MDS, beta-thalassemia, cancer and muscular dystrophies.

UPCOMING 2016 PROGRAM MILESTONES AND EVENTS
We anticipate the following milestones and events in 2016:

Hematology
Luspatercept in MDS

•	Will update long-term treatment results at major medical conferences.

•	Initial data on ring sideroblast negative and ESA treatment naïve (front-line) patients (YE 2016).

Luspatercept in beta-thalassemia

•	Update long-term treatment results at major medical conferences.

Muscle Diseases
ACE-083

•	Present Phase 1 data from two new cohorts (Mid 2016).

•	Initiate Phase 2 trial in facioscapulohumeral muscular dystrophy (FSHD) patients (H2 2016).

ACE-2494

•	Submit IND for first-in-human study for ACE-2494 (YE 2016).

Oncology
Dalantercept in RCC

•	Present preliminary Part 2 DART study results (dalantercept in combination with axitinib) (YE 2016).

Nephrology
Sotatercept in CKD

•	Provide an update on development strategy (H2 2016).

Financial Results

•
Cash Position – Cash, cash equivalents and investments were $136.0 million as of December 31, 2015. Net cash used in operating activities in 2015 was $44.2 million. We believe that our existing cash, cash equivalents and investments, including the net proceeds of $140.4 million from our January 2016 offering, will be sufficient to fund our projected operating requirements into the second half of 2019.

•
Revenue – Collaboration revenue for the year was $18.1 million.  This includes license and milestone amortization of $1.2 million and cost sharing reimbursement revenue from our Celgene partnership of $16.9 million related to expenses incurred by the Company in support of our partnered programs.

•	Costs and expenses – Total costs and expenses for the year were $79.0 million. This includes R&D expenses of $58.4 million and G&A expenses of $20.6 million.

•	Net Loss – The Company’s net loss for the year ended December 31, 2015 was $63.9 million.

Conference Call, Webcast and Prepared Statement Information
The Company will host a conference call and live audio webcast to report its fourth quarter and full year financial results for 2015 and provide a corporate update on Thursday, February 25, 2016, at 8:00 AM EST. To participate by teleconference, please dial 877-312-5848 (domestic) or 253-237-1155 (international) and refer to the "Acceleron Q4 Earnings Call." To access the live webcast and read the Company's prepared statement for this earnings call, please select "Events & Presentations" in the "Investors & Media" section on the Company's website (www.acceleronpharma.com). To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

A replay of the webcast will be archived on the Company’s website and accessible approximately two hours after the event.

About Acceleron
Acceleron is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutic candidates that regulate cellular growth and repair. The company is a leader in understanding the biology of the Transforming Growth Factor-Beta protein superfamily, a large and diverse group of molecules that are key regulators in the growth and repair of tissues throughout the human body, and in targeting these pathways to develop important new medicines. Acceleron has built a highly productive R&D platform that has generated innovative clinical and preclinical therapeutic candidates with novel mechanisms of action. These therapeutic candidates have the potential to significantly improve clinical outcomes for patients with cancer and rare diseases.

For more information, please visit www.acceleronpharma.com.

ACCELERON PHARMA INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)
(unaudited)

	December 31, 2015	December 31, 2014
Cash and cash equivalents	$27,783	$176,460
Short and long-term investments	108,198	—
Other assets	10,356	9,836
Total assets	$146,337	$186,296

Deferred revenue	$4,794	$5,978
Warrants to purchase common stock	17,187	14,124
Other liabilities	15,093	9,909
Total liabilities	37,074	30,011
Total stockholders’ equity	109,263	156,285
Total liabilities and stockholders’ equity	$146,337	$186,296

ACCELERON PHARMA INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue:
Collaboration revenue	$3,804	$3,739	$18,097	$14,632
Costs and expenses:
Research and development	16,146	14,579	58,404	50,897
Litigation settlement	—	—	—	5,000
General and administrative	5,773	3,714	20,572	14,199
Total costs and expenses	21,919	18,293	78,976	70,096
Loss from operations	(18,115)	(14,554)	(60,879)	(55,464)
Other (expense) income, net	(8,967)	(3,063)	(3,015)	4,205
Net loss	$(27,082)	$(17,617)	$(63,894)	$(51,259)
Net unrealized holding (losses) on short-term and long-term investments during the period	(199)	—	(220)	—
Comprehensive loss	$(27,281)	$(17,617)	$(64,114)	$(51,259)

Net loss per share applicable to common stockholders-basic and diluted	$(0.81)	$(0.55)	$(1.92)	$(1.63)

Weighted-average number of common shares used in computing net loss per share applicable to common stockholders-basic and diluted	33,268	32,293	33,303	31,515

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements about the Company's strategy, future plans and prospects, including statements regarding the development of the Company's compounds, including sotatercept, luspatercept, dalantercept, ACE-083, ACE-2494, the Company's IntelliTrap™ drug discovery platform, and the Company's TGF-beta superfamily program generally, the timeline for clinical development and regulatory approval of the Company's compounds, the expected timing for the reporting of data from ongoing trials, and the structure of the Company's planned or pending clinical trials. The words "anticipate," "appear," "believe," "continue," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the Company’s cash, cash equivalents and investments will be insufficient to fund operations into the second half of 2019, that preclinical testing of the Company's compounds and data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that data may not be available when the Company expects it to be, that the Company or its collaboration partner, Celgene, will be unable to successfully complete the clinical development of the Company's compounds, that the development of the Company's compounds will take longer or cost more than planned, that the Company or Celgene may be delayed in initiating or completing any clinical trials, that the Company's drug discovery activities may not yield drug candidates for which the Company can commence clinical trials at the rate at which the Company currently anticipates or at all, and that the Company's compounds will not receive regulatory approval or become commercially successful products.

Other risks and uncertainties include those identified under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K which was filed with the Securities and Exchange Commission (SEC) on February 25, 2016, and other filings that the Company has made and may make with the SEC in the future. The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Acceleron Pharma

CONTACT:
Acceleron Pharma Inc.
Todd James, 617-649-9393
Senior Director, Investor Relations and Corporate Communications

Media:
BMC Communications
Brad Miles, 646-513-3125

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